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Water Tower Research

WTR Fireside Chat Series: Introduction to AeroFarms with CEO David Rosenberg and CFO Guy Blanchard

August 4, 2021

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C O N F E R E N C E C A L L P A R T I C I P A N T S

Shawn Severson, Water Tower Research

David Rosenberg, AeroFarms

Guy Blanchard, AeroFarms

P R E S E N T A T I O N

Shawn Severson

Thank you, everyone, for joining us today. My name is Shawn Severson, Co-Founder and Head of Sustainable Research and Bioeconomy Research at Water Tower Research. Today, we have AeroFarms with us today, new company presenting to our investor base. Company is currently a part of this SPAC and SV is the ticker of SPAC and we'll talk a little bit about that during the conversation today.

As a reminder, this event is available on-demand, you can access at any time. You can also ask questions during this event in the box in the bottom left hand corner and I’ll ask the question. If you're doing this on-demand, you'll also be able to ask questions on-demand and we’ll refer to the company to make sure those are passed along.

With that, I'm going to go ahead and turn it over to you, David and Guy, just to give a brief background of yourself before we get into the questions.

David Rosenberg

Thanks, Shawn. I'll start. Hi, everybody. David Rosenberg, Co-Founder, CEO of AeroFarms. My background, I started off a two-year financial analyst stint on Wall Street and then I've been in the start-up world ever since. That includes being in financial FinTech, and these are all venture backed companies, to internet infrastructure to Columbia business school and then founding a nanotech company. Then founding and leading the nanotech, now founding and leading AeroFarms. Been in the innovation, disruptive innovation world, both leading companies and being part of institutionally backed companies for the last almost 20 years.

Guy?

Guy Blanchard

Hi, everyone. Guy Blanchard, CFO of AeroFarms. I've been on this journey with David about seven years now and came from a structured finance background as a Managing Director at Fortress Investment Group, and got really the bug to want to do things that would help the world, spend some time in solar. Through that solar experience, learned about controlled environment agriculture, and learned that much like renewables is making such a difference in energy over time, that controlled environment agriculture can really change the world, can change how agriculture is grown and how ag problems are solved. I have been on this journey and seeing the company grow and just excited to be at this inflection point for us as we go from our earlier growth stage company to growing a great business.

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Shawn Severson

Thanks for that, gentlemen. Great lead into my first question, which is let's just talk a little bit about what vertical farming is. Maybe explain to investors what's different about this and how their actual technology works.

David Rosenberg

I'll jump in. Vertical farming we think of as farming without sun, without soil, stacked farming, level to level. Vertical meaning going up. Plants don't need sun, they don't need soil, they need instead of sun, spectrum, and we deliver that through LEDs, light emitting diodes. Instead of soil, we deliver nutrients and micronutrients that they need. The advantage is year-round production, where we control the environment, we grow in warehouses, as opposed to greenhouses, and it's also massive output at a relatively small footprint. We could build big farms close to cities, so everyone has access to fresh, great tasting safe food.

The other advantage is fully controlled agriculture allows us to understand plant biology to optimize output, tremendous amount of output, but also doing so with zero pesticides, herbicides, fungicides. It's great tasting food and there's a tremendous amount of technology where the economics today work in leafy greens. We're expanding it to work in lots of other crops.

There's greenhouses, there's field farming, and the evolution of a lot of that is vertical farming. Not that vertical farming is going to take over from field farming and greenhouses, they all have a place. Different crops, different geographies, different times of the year, there's different place for all of them. More and more, vertical farming is going to have a bigger place as the capital costs and operating costs continue to go down.

Shawn Severson

Let's talk a little bit about the SPAC situation and the transaction. Maybe explain what's going on there and when you expect to become a standalone publicly traded entity.

Guy Blanchard

Yes, sure. We are the target for Spring Valley Acquisition Corp, ticker symbol SV. The trade is right now, a shareholder vote date for SV has been set for August 20 and the merger, assuming that goes through, which we're all expecting it will, will take place later in the month just within several days after that.

Shawn Severson

Great, thanks for that, Guy. Let's talk about some of the technology. Obviously I think people don't associate necessarily a produce industry with technology. Investors don't think this is a tech business, but in many ways, it is. You have over 250 invention disclosures. It does certainly sound like there's some differentiation. Can you give us a sense of what's currently done today? What the incumbent processes and technology, and what are we doing that makes it unique, and really a good long term investment opportunity?

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David Rosenberg

Yes, we consider ourselves a tech company as well as an operating company. I just hosted a research analyst over at our facility who thought of us as a tech company coming in, left saying, “Wow, you guys, there's tech all over this place.” Like you mentioned, 250 invention disclosures. Of that, there’s over 50 patents and pending patents, over 50 trade secrets. It's not just on the mechanical side, mechanical being lights, frames, pumps, fans, but it's also on the digital side, the digitization. The software for us, it's the full controls, including the SCADA, the PLCs, and the sensory system that includes machine vision, visionary systems, but then it's also the biological systems. There's a lot of trade secrets around the algorithms to grow great plants.

On the genetic side, we're working on the genetics, we're very vertically integrated. About just over 200 people at the company, most of them have a space in tech, involving tech. When we say vertically integrated, it's the biologically, the genetics, the operations, the environmental controls, and the mechanical pieces that all tie in together.

Plant scientists working with engineers, working with total process engineering people, working with the system integration, the environmental controls, how it all comes together. Ultimately, how do we grow a plant, optimize taste, texture, nutritional density, while reducing capital cost, operating costs, and the 550 plants that we grow, how do we constantly today that we've grown, commercialize more and more varieties, bringing abundance to communities where we could feed more and more of our communities, and use our platform in other ways? How can we get it into now or later? How do we use our platform for not just food, but also genetics and other features?

Shawn Severson

David, can you expand a little bit more on the difference on some of the technology itself? Let’s say lighting and data mining versus how this impacts the actual leafy greens themselves or the produce.

David Rosenberg

Yes, so you take lighting. We don't innovate in (audio interference) materials is the lighting. Here, we design our own luminaire, we contract manufacturer. We have one contract manufacturer in Israel, another partner in Israel, a higher end in a baseline light. Actually, our largest shareholder is a Chinese group that's arguably one of the leaders or the leader in LED investments. They have about eight portfolio LED companies. They help us manage the supply chain of integrating all these features, diodes, capacitors, drivers, casings, and so forth within a luminaire. The net is we believe our cost of a light is about half as much as what we could buy a comparable light in the system.

The single largest line item in the bill of materials, we feel we have a competitive advantage. We're continually working with others like this Israeli company and others in the lighting industry to optimize that Capex, Opex, what's called the attenuation depreciation for a great lighting system that also impacts the energy side, one of the energy footprints, lowering that. It's not just light, but what spectrum, what intensity, what frequency maximizes photosynthesis and what's wasted spectrum.

If plants don't eat every spectrum under the rainbow, how do we give it a little more blue, a little more red, strip off the green, strip off the yellow, which is the energy hog, when you touch a light and it's hot. It's mostly yellow spectrum to optimize photosynthesis.

You mentioned the data. On the data science side, we have sensors all over and we've gone from big data to smart data mindset. What's the smart data that informs our algorithms? Here, I mentioned machine vision. Just to go deeper there, we have a system of collaboration with Bell Labs. How do we image every plant every day so we know how to course correct? It's not like building a widget, a manufacturing widget. Biology is tricky and there's this interaction where just like kids, two kids in the same household grew up different. Same thing with a plant, they grow differently. How do we see our plants growing, iterate on that. Give it different features to optimize plant growth.

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With Bell Labs, in collaboration with 18 engineers from Bell Labs, we put together an imaging system that can image every plant every day in a cost-effective way where before that, we were taking some subset of our plants out, imaging and putting it back. It was pretty cumbersome, but now with this system that we're rolling out in our next farm in Virginia, we could image every plant every day in a cost-effective way. There's a lot of information off of imaging, that's just one sensor. But as an example, there's texture, colour, discoloration, spotting, ripping, tearing, curvature, stem length, plant leaf length, width, ratio of that, (inaudible) length, ratio of that, it's all information, how do we use it from a plant science side to understand plants better, to be better farmers, improve yields and quality.

Shawn Severson

How much of this is for your internal consumption and obviously optimizing your growing process versus maybe licensing or selling some light and technologies, for example?

David Rosenberg

In our pro forma, it's all owned farm. What we did, working with our bankers, is let's deliver what we know we could deliver, let's state what we know we could deliver. That’s all owned farms with a focus on North America. But absolutely, whether it’s lights, whether it's our machine vision system, our automated nutrient delivery, there's tons and tons of innovation. We're creating hardware that we may sell. That is absolutely top of mind. We actually have some sales of some equipment of some smaller farms and that's going to be more and more of our business model. It's all upside to investors.

What we gave investors is building a farm, selling the produce off the farm, but there's absolutely opportunities on the equipment side. It's all again, upside, it's not in our pro forma. Additionally, there's opportunities of licensing whole farms analogous to like a franchise model. We actually have a pipeline of activity of such. We haven't closed deals yet, but we're working on it. This is upside to investors and allows us to scale in a more capital efficient way. But in those cases, we are selling under the AeroFarms brand and we are still managing those farms.

Shawn Severson

I can go back to the data a little bit. It's pretty intriguing. Obviously collecting data, optimization. How do you use this and how does it help you in growing a variety of leafy greens, even berries for that matter or different products?

David Rosenberg

For those especially in the Tristate area, I encourage you to buy our product. If you give me a second, so buy at a Whole Foods, Fresh Direct, Amazon Fresh, Morton and Williams, Baldor and Food Service. If you're in Virginia, Walmart. There's a host of different places to buy at. Some ShopRites, and try our product and you'll probably say, “Wow, this is the best tasting product I've ever had.”

Don't wash it because there's nothing to wash off. Most organics that you buy has organic pesticides, ours have zero pesticides, not organic, zero. Don't wash it again. There's nothing to wash off and try it without any dressing. If you’ll try our kale, you'll say, “This is the most tender kale I've ever had. Or, arugula, the most peppery arugula.” Watercress, it’s so good. Whole Foods treats us as their sole supplier because they can't get any watercress that’s as good.

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But whatever it is, try one or all our SKUs, and you'll be amazed and it gets to the data side. Here, just if you think of us as human beings, we eat, sleep, exercise differently and that changes our biochemistry. Our genetics are the same but it's the same with a plant in the sense of we stress it different ways. As funny as it sounds, how do they eat, sleep, exercise differently that influences their phytochemistry. We have all these levers of temperature, humidity, airflow, CO2, PH, nutrients, micronutrients, again, not light but spectrum intensity frequency, that changes the biochemistry where we could influence pepperiness, sweetness, bitterness, tenderness, hardness, all these different features to make the plant the best it can be.

How do we make a plant the best it can be? How do we understand what to give the plant? What these environmental stresses are? Then how to deliver that mechanically, operationally, environmentally, all the different tools in the tool chest, but it starts with the data science. The data analytics, we’re as much a data analytics companies as anything else. We have sensors and that's why we've invested so much in the digitization, both digitally to control the farm as well as take information from the farm, separate it into its use groups, not just operations, quality assurance, sales, marketing, but also R&D, plant science. We understand the algorithm, how it evolves to optimize taste, texture, nutrient density, colour, shelf life, all these features to get the best plant. I encourage your listeners to not only buy the stock but also to try the product, best tasting product. Your family will love it and safe, clean product, no pesticides, herbicides, fungicides.

Shawn Severson

David, that data is basically per plant, right, per type? You're going to have obviously variations between the different types of plants that you're growing. I assume that the data is for specific crops that you're taking?

David Rosenberg

Yes, we have a lot of integration. We don't only have a team of software programmers on our team, but a team of controls engineers that are putting together the SCADA, the PLC tied in with sensors. It's a seamless sensory system. Our PLC program logic control is like a fourth industrial revolutionary PLC, what you would see in a heavily robotized manufacturing facility. We are not heavily robotized, but we have that level of PLC because of the interaction with a biological material as opposed to a widget. But yes, it is per variety, per growth.

Some things we can control by container, some by level, some by tower, some by room. As you go from our different evolution of designs, what we have model four today to model five tomorrow to model six, it's more and more controls so we can control the environmental inputs not just at the room, at the plant canopy better and better but improve, not just quality, but also yields, which improves cost of goods sold, lowering Capex, lowering Opex.

Shawn Severson

Obviously it's huge water advantages, but can talk about nutrient delivery to the plant as well? Obviously critical aspect of how that's monitored, measured and changed?

David Rosenberg

This is a great example of innovation at AeroFarms. Most parties use—there are a couple players that deliver what's called fertigation systems, but it's essentially nutrient delivery. The systems that most people use, we found don't work well in a vertical farm. We went ahead and designed our own nutrient delivery system, both the (inaudible) meaning the physical engineering of it, but also, more importantly, the controls. We did it about half the cost. Also, the level of controls like this other system we were buying, we have to pay for our data and now we don’t have to pay for our data.

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We think we have here too, like our lights, a cost advantage over the competition and it's just a better system. We have on average 18 different minerals and elements. What otherwise is in the soil and fast fertilizers, but on average for us 18 minerals and elements delivered and on average, eight different groups that we could pull from. With our system, we could course correct and deliver different levels of different nutrients and micronutrients every 15 minutes.

A little more magnesium, a little more zinc, a little more iron, whatever it is, in about every 15 minutes, we course correct where most farmers deliver like two soups of products. You put in a seed and field farmer, you put in a soup of fertilizer that's a big mix, not really changing on the variety, and then you just keep watering. That's like telling a baby, all babies or all teenagers or all adults, you're going to eat the same thing for the rest of your life. Whether your tastes are extra wide, we're not going to change ever. By the way, we're going to force feed you today with that food for the rest of your life. Here, the level of specificity, the way we grow is game changing and that's why we have such superior tastes, textures, nutrients, etc.

Shawn Severson

An interesting aspect we’re seeing that it's universal because you're growing in controlled environments so it doesn't matter whether you're up in Alaska or Texas, you're able to use that data, correct?

David Rosenberg

Correct. Just think of what you said. We're building a farm in the United Arab Emirates in the MENA region where they import 90% of their fruits and vegetables. Now, people have access to fresh, great tasting good locally made, and it also gives a certain amount of political stability as they have greater food stability and food security.

Shawn Severson

Let's talk a little bit about the total available market, the TAM. Obviously, produce is huge and I assume, though, there are certain areas that you're targeting, certain things you want to—they’re most optimal for your strategies. Maybe if you can dig into that a little bit, explain where the TAM fits best for you and how you're going to approach it.

David Rosenberg

Guy, you want to take this? Just because I’ve been doing a lot of the talking?

Guy Blanchard

Sure. Our business plan is to build, own and operate 16 farms in North America. Those farms have come in variations of size, but it's 2.5 million pounds of production in markets where the big players make hundreds of millions of pounds. We are addressing the TAM initially of baby leafy green and related products that you would see in clam shells at a store. We're sitting in retail alongside main brands like Earthbound Farms, Organic Girl, private label. It’s the clam shells that have leafy greens in it.

Beyond that we have a wide variety of offerings that are just unique, interesting products, so different varieties. That's because of our ability to grow and give plants exactly what they want. We do not have to focus on what is drought resistant or pest resistant, or is just very sturdy and ships well, because field farming is the competition. We get to focus on tastes and textures, and nutrition and attributes that customers want. The result of that is we are selling into a very large TAM, hundreds of millions of pounds with initial farms that are 2.5 million, going up over time to still be a fraction of what a big player would be.

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What we found is selling there, we've been selling for over four years, customers love our products. We just need to get them on store shelves and that's what our business plan is about. This TAM has these products in clamshells sold at a very uniform price across the entire U.S., whether you're in Miami or Newark, or West Coast, it's $3.99 for a five-ounce form factor clamshell. We sell at that same price point and we sell at velocities that are significantly higher than the category average. That’s on taste, on texture, and the quality of our product.

Shawn Severson

Hey Guy, what's your strategy with restaurants? Restaurants versus retail?

Guy Blanchard

Yes, so we do have restaurants as well and we do have food service. It’s a very big marketplace. What's great about us is our product is unique and differentiated and we do have some restaurant partners, leading chefs that love our products, and restaurant partners, particularly in the pre-COVID era, that called out the AeroFarms product and paid a premium for that because of the quality of the product. A lot of the restaurant level though, the general market is less differentiated. We have a retail heavy focus where customers can identify with our product and see it and see our leafy greens, to see our microgreens and actively choose it versus the products sitting next to them, which is a strategy that we've found works very well.

Shawn Severson

Thanks for that, Guy. I'm going to take couple questions from the audience now. We’re 20 minutes in here. First question comes in regarding your products at retail. How are you priced? Can you share any measure of customer traction?

Guy Blanchard

Sure, I'll take that as well. We are priced at price parity with the organic competition, that name brand organic competition. If there isn't, again, an Earth Bound or Organic Girl sitting on the shelf, we're going to be at that same price point which is $3.99 almost everywhere. At that price point, we find that our sales velocities are over skewed by about 50% versus the category average. Customers are selecting our product more than the competitors’ product at that same price point. There's possibility that we could change that pricing strategy over time because we're over skewed at that. But right now, our business plan shows us continuing to sell at that price parity with the rest of that organic market.

Shawn Severson

I’m going to expand on that a little bit as well. There's building a consumer brand, if I understand it correctly, right, Guy? This is going to be something that's noticeable, differentiated and marketed and that kind of a white label thing that really has value to the brand name as well.

Guy Blanchard

That's right. It’s really giving the consumer the opportunity to see this product, that when they try it, they buy it, they keep buying it because of quality, getting that in front of them. For us, for the business, we know our sell through rates. We sell in customers that are more higher in at Whole Foods, mass market discount. We’re in Walmart, we have Whole Foods, we have ShopRites. We have this wide variety of customer base and can see the customer adoption across all of those channels, and feel good about our ability to execute our business plan, to go build and operate these 16 farms. This starts with our Danville farm, our next commercial farm after New York, which has been operating over four years. That farm is under construction now and will be coming online next year. We build at three per year after that until we hit this portfolio of 16.

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If I can, I want to say a minute on that. At those economics, we were talking about that price point, we generate really good margins today and excellent margins to the investor in the future. Ultimately, the technology drives good economic outcomes. It does that through our ability to grow our product at a cost of goods sold that even at that price parity point allows us to have nicely attractive margins. Getting the metrics that we are operating at today, and doing those at our next farm, we're rolling that. We're hitting gross margins over 30%, 32% and then EBITDA 34%. That’s what we call our model five, Shawn.

We have our model six that is operating in Newark right now and we are seeing productivity gains on that farm 26% reliably above our current targets and peak 75% on yield above our current targets. Those numbers when put into our business model would have us exceed our targets throughout the entire forecast period. In our model, we show this model six having, to give you a sense, 42% of gross margin, model seven, for farms out in late 2023, 51% gross margin still being a price taker. We're doing today from our current prototype the yields that would allow us to hit that model seven economics.

Shawn Severson

Thanks for that, Guy. We have a number of questions on economics. That did cover that. Although, I would like to maybe expand on that a little bit and help me understand this. If we're building a long-term model on AeroFarms, you say you're at plant number seven, right? In the seventh iteration of this, you're going to achieve certain margin targets. Is this then from a modeling standpoint, you're able to really cookie cutter this and really just think about expansion in geographies and demand, and build your model that way with these plants replicated with very similar cash flow, Capex?

Guy Blanchard

Yes, we do. From the modeling viewpoint, we chose localized labour costs, building cost, energy rates that we think are going to be representative of a portfolio average. Any particular location, though, is going to have a different cost structure depending upon where it is. An important part of what we do is have very good unit level economics and have a farm development team that's specifically focused on finding the areas that are most friendly and appropriate for our business and that is building bigger size farms.

We're not small and hyper local. We have farms that have $25 million plus annual revenue in a single farm, which allows us to staff management, Food Safety and Quality Assurance, shipping department, human resources in a way that makes a profitable business. We think of local as really a day's delivery from there. Then within that, where are our customers, how do we want to grow with our customer base, finding locations where we can grow with our current customer base and add new customers? Then how do we cite where we have low energy costs, reliable infrastructure, and labour pool, wants jobs like ours, and there's places like these all over the country.

Shawn Severson

Another question that goes back to the branding side of it. What are you doing in terms of consumer awareness? Advertising, marketing, building that brand awareness?

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David Rosenberg

I'll jump in. First, we changed our brand to AeroFarms because we realized that the customers want to understand how we grow, not just what we grow. We just have a brand, Dream Greens, and we realized the customer wanted to understand that. How do we get great tasting textures? How do we get great pesticide free product? We now lead with brand, lead with AeroFarms. It makes it easier to tell the tech story, as well as what the product is, that it tastes great. We do some social media. Right now, we don't do advertising like in newspapers or shows like that.

It’s mostly social media. We have some brand ambassadors that really like our product that have—communicate our stuff, things like that. We do some work with the stores, the stores work with us. Stores aren't differentiating on Cheerios, they're differentiating on produce. They like us because we help them bring people into the store and help differentiate. If you go to Whole Foods, you'll actually see a picture of me on this little window that talks about the how, not just the what, and stores help promote there. We also every now and then have promotions to drive more volume into the store for people to try it if they haven't tried it. Once they try it, they typically like it.

Shawn Severson

I'm going to take the last question here, we’re running up on half an hour. That's regarding sustainability. I know we touched on it a little bit, but how's this vertical farming beneficial to the environment? How are you getting this message to the consumer? I assume the consumers making conscious decisions about this as awareness across the sustainability is pretty widespread. This is right up that alley.

David Rosenberg

Yes, they are. This gets back to the how, not just the what. How we grow, it's a big deal. We've won numerous awards, certainly a lot on the tech side from Fast Company, most innovative company time, all these big name companies. But on the environmental side, we've won a ton of awards from the Sustainable Development Goals inaugural awards, we won a winner in each category, we won one of those. We've won lots of environmental awards. We’re working on a partnership with the World Wildlife Foundation to build a farm together. There's a lot of activity because we have some huge environmental stresses going on and this is why I got into the space.

For those of you who don't know, my background, my last company was the first company to achieve Cradle to Cradle product certification. I've also been a member of the US B20 that advises the G20 on resource efficiency so this is part of my background, part of what inspired me, like Guy, to get into this space, how do we have positive impact from an environmental and sustainability and societal standpoint, not just from a shareholder standpoint?

I believe in commerce and business and free markets, because that's a bigger way to have impact. But if you look at the macro trends, the world's lost 30% of its farmland in the last 40 years, think of population growth. That's a train wreck coming. We don't have enough food by 2050 to feed humanity. We need other ways to produce food and the way we're growing food today is further depleting our farmland.

We need a new paradigm, we need a shift. We could grow plants with zero land. We could use as much as 95% less water, just keeping water in closed loop environments. Farmers way over irrigate, they don't really understand how much water a plant needs or doesn't need. We get the plant the right amount of water, plus we are able to take what the transpiration is, essentially like when we transpire as humans but same thing as plants, put it in closed loop environments, put it back into the systems.

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Whatever the roots don't use, also they could get again, we put it through filtration, take off algae, leave in nutrients and micronutrients. But also, no limit river runoff. We don't have river runoff. You think of algae blooms, dead zones, all the pollution in our freshwater system. Most of our freshwater contamination comes from ag. Ag is not going anywhere. We need to feed all these mouths, more and more people and there's a lot of clumsiness in our agricultural production system really exasperated by COVID.

COVID, you see a lot of the challenges of what our food system, which we have a lot of centralized food system breaks down. Here we are leading a lot of the pain within our food production system, and essentially growing more with less with a much lower impact on the environment. I could go on and on in this subject but without pesticides, herbicides, without the river runoff, without the depletion of soils, there's a huge environmental story and the impact investing community is very excited by our ability to bring positive change to agriculture.

Shawn Severson

I’m going to have one more. It’s a question I have. When you look at the overall industry and the investability of the industry, as an analyst in this space, there just aren't a lot of companies that are pure plays in this type of opportunity. I wanted to get your thoughts or your bigger picture on the direction, investment and obviously, we're all trying to get down to where we find good investment opportunities. But what the landscape looks like to you? Why there aren't more, quite honestly, companies out there and where do you think it's going?

David Rosenberg

Vertical farming is going to be a massive industry. You just look at the macro trends of population growth, challenges of our natural resources. You look at what's going on today with extreme weather, heat in California. Most of the products coming from California. Look at the heat waves going, look at the droughts going. There are more and more challenges to how we're producing food conventionally and we need these technological solutions.

Vertical farming is enabled at its essence is the lowering cost of LED, light emitting diodes. Think of how many LEDs are in your home now versus five years ago. There's more and more LEDs, the cost going down. That enables us as an industry. People are excited or getting into this space. I think there's not an obvious networking effect, we have one winner, everyone else is a loser. You could have several winners.

That being said, I think there are going to be a lot of losers. The complexity is significant. Most people aren't innovating in this space. They're executing in the space, they're buying traditional conventional greenhouse technology, and essentially stacking it. At AeroFarms, think of our 250 invention disclosures, 50 patents and pending patents, etc., etc. We are innovating. You can think of what Guy said about lowering Capex, Opex. We're lowering our cost position, and putting ourselves in a competitive advantage.

If someone wants to compete today, you have to build a farm, which takes, let's say, a year and a half. Then it's typically not until a year of running that farm that you really know what's working, what's not working, there's probably a bunch that's not working. Then you have to redesign and rebuild, which takes another year and a half. I think we have about a three-year head start over most of the people, even the ones that are building now.

Again, once they start running a big plant—and running a big facility is different than running a small facility. We've run the largest vertical farm in the world for about four years. You learn what works, what doesn't work. After you build something big, you get about a year until you know what works. I think there's a strong competitive advantage. A lot of the use of proceeds is maintaining that continued model five, model six, model seven, continue lowering Capex, Opex, growing new crops, so we could have a bigger, more positive impact in the world and using our platform to do things like sell equipment, innovate in genetics. It's not just the mechanical side, it's the genetics. We're doing a lot in genetics as well.

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In this platform, and we use that word purposefully, there's a lot of value we could bring to the industry and a lot of value to shareholders. Our enterprise value in this last round was about an $800 million enterprise value and compared to some deals in the private sector, in the public sector, I think there's a lot of money we left on the table for shareholders. That's obviously an opinion, but there's a lot of upside as we continue to grow. We put our pro forma just in Leafy Greens of owned farms. There's a lot of upside to just what we added to the pro forma.

Shawn Severson

Great, thanks for that. Thanks, gentlemen. It's been very informative, love to have you back and dig into some of these topics and really get into the weeds on some of this stuff, no pun intended. Love to have you guys back in and discussing again. For all of the participants joining us on-demand, you can still ask your questions in the bottom right hand corner. We will pass those along to the company so that they can get back to you. Again, thank you, everybody, for attending. Thanks, David and Guy.

Guy Blanchard

Thanks. One closing comment. With the ability to get some of your viewers will be viewing this in the future with the on-demand element. Ticker symbol SV right now, Spring Valley, and then after the merger closes, later this month, ticker symbol ARFM. You can participate and go on this journey with us either way. SV until it's gone and then AeroFarms, ARFM. It’s been a pleasure. Thank you.

David Rosenberg

Thank you, Shawn.

Shawn Severson

Thank you.

***

Important Information and Where to Find It

Spring Valley filed the Proxy Statement with the SEC in connection with the proposed Business Combination. The Proxy Statement has been sent to all Spring Valley shareholders and Spring Valley and the Company will also file other documents regarding the proposed business combination with the SEC. Spring Valley shareholders and other interested parties are urged to read the Proxy Statement/Prospectus and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Spring Valley, the Company and the Proposed Transactions. Spring Valley shareholders and other interested parties may obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Spring Valley through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.

Participants in the Solicitation

Spring Valley and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposed Transactions. Information about the directors and executive officers of Spring Valley is set forth in its Proxy Statement/Prospectus (Registration Number 333-255978), initially filed with the SEC on May 10, 2021. Additional information regarding the participants in the Proxy Statement/Prospectus solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the Proposed Transactions when they become available. Spring Valley shareholders and other interested persons should read the Proxy Statement/Prospectus carefully before making any voting decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

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Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Spring Valley’s ability to enter into definitive agreements or consummate a transaction with the Company; Spring Valley’s ability to obtain the financing necessary consummate the Proposed Transactions; and the expected timing of completion of the Proposed Transactions. These statements are based on various assumptions and on the current expectations of Spring Valley’s and the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Spring Valley and the Company. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to enter into definitive agreements or successfully or timely consummate the Proposed Transactions or to satisfy the other conditions to the closing of the Proposed Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the Spring Valley Stockholders for the Proposed Transactions is not obtained; failure to realize the anticipated benefits of the Proposed Transactions, including as a result of a delay in consummating the Proposed Transaction or difficulty in, or costs associated with, integrating the businesses of Spring Valley and the Company; the amount of redemption requests made by the Spring Valley Stockholders; the occurrence of events that may give rise to a right of one or both of Spring Valley and the Company to terminate the Merger Agreement; risks related to the rollout of the Company’s business and the timing of expected business milestones; the effects of competition on the Company’s business; and those factors discussed in Spring Valley’s registration statement on Form S-4 (Registration Number 333-255978), initially filed with the SEC on May 10, 2021, under the heading “Risk Factors,” and other documents of Spring Valley filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Spring Valley nor the Company presently know or that Spring Valley and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Spring Valley’s and the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Spring Valley and the Company anticipate that subsequent events and developments will cause their assessments to change. However, while Spring Valley and the Company may elect to update these forward-looking statements at some point in the future, Spring Valley and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Valley’s or the Company’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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